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                                                     Exhibit 1(b)

           ALLIANCE MULTI-MARKET STRATEGY TRUST, INC.

                     ARTICLES SUPPLEMENTARY

         ALLIANCE MULTI-MARKET STRATEGY TRUST, INC., a Maryland corporation having its principal office in the City of Baltimore
(hereinafter called the "Corporation"), certifies that:

         FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 3,000,000,000 shares and hereby classifies such shares as 3,000,000,000 shares of Class C Common Stock.

         SECOND: The shares of the Class C Common Stock as so classified by the Corporation's Board of Directors shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption set forth in Article FIFTH of the Corporation's Articles of Amendment and Restatement (other than those provisions of Article FIFTH which by their terms are applicable solely to the Class A Common Stock or the Class B Common Stock of the Corporation) and shall be subject to all provisions of the Articles of Amendment and Restatement relating to stock of the Corporation generally, and those set forth as follows:

              (1)  The assets belonging to the Class C Common
Stock shall be invested in the same investment portfolio of the Corporation as the assets belonging to the Class A Common Stock and the Class B Common Stock.

              (2) The dividends and distributions of investment income and capital gains with respect to the Class C Common Stock shall be in such amount as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary from dividends and distributions of investment income and capital gains with respect to the Class A Common Stock and Class B Common Stock to reflect differing allocations of the expenses of the Corporation among the holders of the three classes and any resultant differences among the net asset values per share of the three classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income or capital gains and expenses and liabilities of the Corporation among the Class A Common Stock, the Class B Common Stock, and the Class C Common Stock shall be determined by the Board of Directors in a manner that is consistent with the order



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dated January 8, 1990 (Investment Company Act of 1940 Release No.
17295) issued by the Securities and Exchange Commission in connection with the application for exemption filed by Alliance Capital Management L.P., et al., and any existing or future amendment to such order or any rule or interpretation under the Investment Company Act of 1940 that modifies or supersedes such order.

              (3) Except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of the Class C Common Stock shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of the Class C Common Stock, including without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act of 1940 (a "Plan") applicable to the Class C Common Stock and (ii) no voting rights with respect to the provisions of any Plan applicable to the Class A Common Stock or Class B Common Stock or with regard to any other matter submitted to a vote of stockholders which does not affect holders of the Class C Common Stock.

              (4) The proceeds of the redemption of a share (including a fractional share) of Class C Common Stock shall be reduced by the amount of any contingent deferred sales charge payable on such redemption pursuant to the terms of issuance of such share.

         THIRD: A. Immediately before the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation had authority to issue was 6,000,000,000 shares, the par value of each class of stock being $.001 per share, with an aggregate par value of $6,000,000, of which 3,000,000,000 shares were classified as shares of Class A Common Stock and 3,000,000,000 shares were classified as shares of Class B Common Stock.

              B. Immediately after the increase in authorized capital stock provided for herein, the total number of shares of stock of all classes which the Corporation has authority to issue is 9,000,000,000 shares, the par value of each class of stock being $.001 per share, with an aggregate par value of $9,000,000, of which 3,000,000,000 shares are classified as shares of Class A Common Stock, 3,000,000,000 shares are classified as shares of Class B Common Stock, and 3,000,000,000 shares are classified as shares of Class C Common Stock.

         FOURTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940.



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         FIFTH:  The total number of shares that the Corporation
has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland
General Corporation Law.

         SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

         IN WITNESS WHEREOF, Alliance Multi-Market Strategy Trust, Inc. has caused these Articles Supplementary to be executed by its Chairman of the Board and attested by its Secretary and its corporate seal to be affixed on this 29th day of April, 1993. The Chairman of the Board of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein relating to authorization and approval hereof are true in all material respects.

                                  ALLIANCE MULTI-MARKET
                                    STRATEGY TRUST, INC.


[CORPORATE SEAL]                  By:/s/David H. Dievler
                                     ____________________
                                     David H. Dievler,
                                     Chairman of the Board



Attested:  /s/Edmund P. Bergan, Jr.
           ____________________
           Edmund P. Bergan, Jr.,
           Secretary


















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00250243.AC1